Ex-99.(j)(1)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Shareholders and Board of Trustees of
The Travelers Series Trust:

We consent to the incorporation by reference, in this registration statement, of our reports dated December 17, 2004, on the statements of assets and liabilities, including the schedules of investments, of Strategic Equity, AIM Capital Appreciation, Van Kampen Enterprise, MFS Total Return, Salomon Brothers Strategic Total Return Bond, Travelers Managed Income, and Pioneer Strategic Income Portfolios of The Travelers Series Fund Inc. as of October 31, 2004, and the related statements of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years in the five-year period then ended. These financial statements and financial highlights and our report thereon are included in the Annual Report of the Fund as filed on Form N-CSR.

We also consent to the references to our firm under the headings "Financial Highlights" in the Prospectuses, and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.


                                                              KPMG LLP


New York, New York
May 20, 2005